Exhibit 99.1

News Release

22 West Washington Street	Telephone: +1 312 696-6000
Chicago	Facsimile: +1 312 696-6009
Illinois 60602

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Second-Quarter 2021 Financial Results

CHICAGO, July 28, 2021 - Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, delivered strong revenue growth, profitability, and cash generation in the second quarter of 2021.

"Morningstar is meeting the moment,” said Kunal Kapoor, Morningstar’s chief executive officer. “We are empowering a growing number of investors globally with the tools they need to succeed. We are leading the way across the investing spectrum, whether it be in sustainable investing, funding retirement, or navigating the complexity of venture capital markets. As investors succeed, so, too, does Morningstar."

Second-Quarter 2021 Financial Highlights

•	Revenue increased 26.7% to $415.4 million; organic revenue increased 16.7%.

•	Operating income decreased 23.0% to $47.2 million; adjusted operating income increased 21.3%, excluding intangible amortization expense and all mergers & acquisitions (M&A)-related expenses and earn-outs (primarily for Sustainalytics).

•	Diluted net income per share decreased 32.1% to $0.76 versus $1.12 in the prior-year period. Adjusted diluted net income per share increased 23.1% to $1.76, excluding intangible amortization expense and all M&A-related expenses and earn-outs.

•	Cash provided by operating activities decreased 0.3% to $127.2 million, primarily driven by the earn-out related to Sustainalytics. Free cash flow also decreased 1.9% to $108.5 million. Excluding M&A-related earn-out payments, operating cash and free cash flow would have grown by 12.7% and 13.1%, respectively.

Year-to-Date Financial Highlights

•	Revenue increased 24.0% to $808.2 million; organic revenue growth was 14.9%.

•	Operating income increased 8.1% to $114.4 million; adjusted operating income increased by 33.9%.

•	Diluted net income per share increased 21.6% to $2.03 versus $1.67 in the prior-year period. Adjusted diluted net income per share increased by 53.3%, excluding intangible amortization expense and all M&A-related expenses and earn-outs.

•	Cash provided by operating activities increased by 8.6% to $191.4 million. Free cash flow increased by 4.0% to $150.0 million. Excluding M&A-related earn-out payments, operating cash and free cash flow would have grown by 18.0% and 15.5%, respectively.

Overview of Second-Quarter 2021 Financial Results

Revenue for the second quarter of 2021 increased 26.7% to $415.4 million. Organic revenue, which excludes all M&A-related revenue and foreign currency effects, grew 16.7% compared with the prior-year period. Broad-based revenue growth across the Company highlighted strong demand for products and solutions amidst a backdrop of positive market conditions.

License-based revenue grew 25.4% year over year, or 13.3% on an organic basis, which excludes revenue from Sustainalytics. PitchBook, Morningstar Data, and Morningstar Direct were the primary contributors to license-based organic revenue growth in the quarter. Asset-based revenue increased 25.1% year over year, or 23.0% organically, reflecting higher year-over-year market performance and positive flows into offerings from Workplace Solutions, Morningstar Indexes, and Investment Management. Transaction-based revenue increased 33.5% year over year, or 24.6% on an organic basis, driven primarily by stronger issuance activity at DBRS Morningstar and higher ad spending on Morningstar.com relative to the prior-year period.

Operating expense increased 38.1% to $368.2 million in the second quarter of 2021, including the expense contribution of Sustainalytics, other M&A-related expenses, and a $26.6 million charge to compensation expense related to an increase in the estimate of the final earn-out payment due in 2022 for the Sustainalytics acquisition. Excluding these items, operating expense for Morningstar grew 17.9%, primarily due to higher compensation and benefits, commissions, advertising and marketing costs, and software licenses. Higher bonus accruals, recorded to reflect the Company's strong year-to-date financial performance, were a primary driver of the increase in compensation costs in the second quarter of 2021. In addition, previously reported declines in certain expenses, such as travel and conference costs, began to reverse as pandemic-related gathering restrictions started to moderate in many geographies. Ongoing product development efforts related to strategic growth areas increased capitalized software development by $3.3 million, which had a favorable impact on operating expense in the second quarter of 2021.

Second-quarter operating income was $47.2 million, a decrease of 23.0% compared with the prior-year period. Adjusted operating income, which excludes intangible amortization expense and all M&A-related expenses and earn-outs, was $96.4 million in the second quarter of 2021, an increase of 21.3%, compared with the prior-year period. Second-quarter operating margin was 11.4%, compared with 18.7% in the prior-year period. Adjusted operating margin was 23.2% in the second quarter of 2021, versus 24.3% in the prior-year period.

Net income in the second quarter of 2021 was $32.9 million, or $0.76 per diluted share, compared with $48.2 million, or $1.12 per diluted share, in the second quarter of 2020, a decrease of 32.1% on a per share basis. Adjusted diluted net income per share increased 23.1% to $1.76 in the second quarter of 2021, compared with $1.43 in the prior-year period, excluding intangible amortization expense and all M&A-related expenses and earn-outs. The effective tax rate for the second quarter of 2021 increased to 29.7% versus 24.0% in the prior-year period, primarily since the $26.6 million charge to compensation expense related to the final earn-out payment due in 2022 for the Sustainalytics acquisition is not deductible for tax purposes.

Product Area Highlights

The Company continues to execute its strategy and invest for long-term growth (for performance of the largest product areas and key metrics, refer to the Supplemental Data table contained in this release). On a consolidated basis, PitchBook, DBRS Morningstar, Workplace Solutions, Morningstar Data, and Morningstar Indexes were the top five contributors of organic revenue growth in the second quarter of 2021. Highlights of these and other products include:

•	PitchBook grew revenue by 42.3% and licenses by 42.5%, highlighting ongoing expansion of existing client relationships along with growth in new users. In the second quarter of 2021, PitchBook added patents to its database to help investors better understand emerging technologies and released new capital structure data that highlights a company's use of debt and equity financing.

•	Morningstar Data grew revenue by 13.1%, or 7.6% on an organic basis, driven primarily by sales of Fund Datafeeds, Morningstar Essentials, and Equity Data in the United States and Europe. We see continued demand for data to support clients’ regulatory needs, and for fund-level sustainability data across our core client segments.

•	Morningstar Direct grew revenue by 11.6%, or 7.2% on an organic basis, as new ESG-related datasets resonated with investors, particularly in the United States and Europe. Morningstar Direct also launched new ESG and fixed income-related report templates in Presentation Studio.

•	Advisor Workstation grew revenue 8.0%, or 7.2% on an organic basis, benefiting from ongoing client demand in the United States and Canada due to the need to comply with regulation requiring the documentation and demonstration of investment advice that is in the best interest of the client. Morningstar's financial planning solutions also continue to build momentum with both advisors and enterprises.

•	Sustainalytics benefited from the expansion of ESG use cases amongst the institutional investor and corporate issuer segments, including the use of ESG Risk Ratings for capital raising and marketing purposes. Sustainalytics also launched a new solution providing detailed insights into the environmentally sustainable activities of companies based on the EU Taxonomy framework. In the second quarter of 2021, demand for Second Party Opinions remained strong.

•	Investment Management revenue increased 13.6%, or 10.6% on an organic basis, as stronger year-over-year inflows and market performance more than offset the negative impact of previously-announced client losses.

•	Workplace Solutions grew revenue by 29.4%, bolstered by higher year-over-year market performance, but also driven by higher assets under management in Retirement Manager from new plans, and increases in both participants and contributions in existing plans.

•	Morningstar Indexes continued its strong momentum, with revenue increasing by 61.5%, or 59.5% on an organic basis, driven by higher index data licensing sales and strong asset flows and market growth for investable products linked to Morningstar Indexes.

•	DBRS Morningstar year-over-year revenue growth of 31.6%, or 22.3% on an organic basis, stemmed primarily from a recovery in the structured credit markets, which slowed considerably in the second quarter of 2020 due to pandemic-related concerns. Stronger issuance activity in both commercial mortgage-backed and asset-backed securities were the primary drivers of performance within structured finance asset classes, which more than offset lower issuance activity in the Canadian corporate markets following particularly strong issuance levels in the prior year.

Balance Sheet and Capital Allocation

As of June 30, 2021, the Company had cash, cash equivalents, and investments totaling $449.0 million and $374.3 million of long-term debt, compared with cash, cash equivalents, and investments of $464.2 million and $449.1 million of long-term debt as of Dec. 31, 2020.

Cash provided by operating activities was $127.2 million for the second quarter of 2021, compared with $127.6 million in the prior-year period. This reflects a portion of the $47.5 million earn-out payment related to Sustainalytics' 2020 business performance, which was made in the second quarter of 2021. The earn-out payment also impacted free cash flow, which was $108.5 million in the second quarter of 2021 compared with $110.6 million in the prior-year period. Excluding the impact of the Sustainalytics earn-out, free cash flow would have grown by 13.1%.

In the second quarter of 2021, the Company paid $13.5 million in dividends, and made $30.0 million in debt repayments.

Comparability of Year-Over-Year Results

In addition to the contributions from Sustainalytics, intangible amortization expense, and M&A-related expenses, certain other items affected the comparability of second-quarter 2021 results versus the same period in 2020.

Sustainalytics Transaction

The Sustainalytics acquisition, which closed on July 2, 2020, was structured with purchase consideration consisting of three cash payments: an initial cash payment of $61.2 million at closing and two additional cash payments due on June 30, 2021 and 2022, respectively, determined based on a multiple of Sustainalytics’ revenues for the years ended Dec. 31, 2020 and 2021, respectively. At closing, the Company recorded amounts related to the two other cash payments, a portion of which has been treated as contingent purchase consideration with the remainder recorded as an earn-out through compensation expense. At the end of each reporting period, the Company evaluates the estimates of the purchase considerations and earn-outs and records any increases or decreases through compensation expense.

In the second quarter of 2021, the Company made the second cash payment of $47.5 million related to the Sustainalytics acquisition, which was based on the achievement of certain revenue metrics for the year ended Dec. 31, 2020. This payment is presented as a split between cash provided by operating activities of $13.1 million and cash used for financing activities of $34.4 million in the statement of cash flows.

Also, in the second quarter of 2021, the Company evaluated its estimate of the third (and final) cash payment to be paid on June 30, 2022 based on estimated Sustainalytics’ revenues for the year ended Dec. 31, 2021 and recorded a $26.6 million increase to the earn-out through compensation expense. This non-cash item is presented as an add-back in cash provided by operating activities in the statement of cash flows.

For additional details, please reference slide number 19 in the Supplemental Presentation included with the earnings press release at https://shareholders.morningstar.com/investor-relations/financials/financial-summary/.

Second-Quarter 2021 Results

•	Second-quarter 2021 organic revenue excludes revenue from Sustainalytics.

•	Foreign currency translation increased revenue by $13.6 million, or 4.1%, and operating expense by $11.3 million, or 4.2%, in the second quarter of 2021. This resulted in an increase of $2.3 million in second-quarter operating income.

Use of Non-GAAP Financial Measures

The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the Company to comparable GAAP measures and an explanation of why the Company uses them.

Investor Communication

Morningstar encourages all interested parties —including securities analysts, current shareholders, potential shareholders, and others— to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers and owners, retirement plan providers and sponsors, and institutional investors in the debt and private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $251 billion in assets under advisement and management as of June 30, 2021. The Company has operations in 29 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, failing to maintain and protect our brand, independence, and reputation; liability for any losses that result from an actual or claimed breach of our fiduciary duties or failure to comply with applicable securities laws; liability related to cybersecurity and the protection of confidential information, including personal information about individuals; compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, or our investment advisory, ESG, and index products; prolonged volatility or downturns affecting the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business; the impact of the current COVID-19 pandemic and government actions in response thereto on our business, financial condition, and results of operations; inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; failing to differentiate our products and services and continuously create innovative, proprietary and insightful financial technology solutions; liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products; trends in the financial services industry, including fee compression within the asset and wealth management sectors and increased industry consolidation; an outage of our database, technology-based products and services, or network facilities or the movement of parts of our technology and data infrastructure to the public cloud and other outsourced providers; the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate; the failure to recruit, develop, and retain qualified employees; challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; our indebtedness could adversely affect our cash flows and financial flexibility; and the failure to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. If any of these risks and uncertainties materialize, our actual future results and other future events may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information or future events.

# # #

Investor Relations Contact:

Barbara Noverini, CFA +1 312-696-6164, barbara.noverini@morningstar.com

Media Relations Contact:

Stephanie Lerdall, +1 312-244-7805, stephanie.lerdall@morningstar.com

©2021 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended June 30,			Six months ended June 30,
(in millions, except per share amounts)	2021	2020	change	2021	2020	change
Revenue	$415.4	$327.9	26.7%	$808.2	$651.9	24.0%
Operating expense:
Cost of revenue	168.4	131.1	28.5%	325.7	268.1	21.5%
Sales and marketing	66.5	47.2	40.9%	128.4	98.1	30.9%
General and administrative	95.7	54.6	75.3%	165.5	112.0	47.8%
Depreciation and amortization	37.6	33.7	11.6%	74.2	67.9	9.3%
Total operating expense	368.2	266.6	38.1%	693.8	546.1	27.0%
Operating income	47.2	61.3	(23.0)%	114.4	105.8	8.1%
Operating margin	11.4%	18.7%	(7.3) pp	14.2%	16.2%	(2.0) pp

Non-operating income (loss), net:
Interest expense, net	(2.2)	(1.9)	15.8%	(5.0)	(5.1)	(2.0)%
Other income (expense), net	0.8	4.5	(82.2)%	3.7	(3.6)	NMF
Non-operating income (loss), net	(1.4)	2.6	NMF	(1.3)	(8.7)	(85.1)%

Income before income taxes and equity in net income (loss) of unconsolidated entities	45.8	63.9	(28.3)%	113.1	97.1	16.5%
Equity in net income (loss) of unconsolidated entities	1.0	(0.5)	NMF	2.7	(1.3)	NMF
Income tax expense	13.9	15.2	(8.6)%	28.0	23.7	18.1%
Consolidated net income	$32.9	$48.2	(31.7)%	$87.8	$72.1	21.8%

Net income per share:
Basic	$0.77	$1.13	(31.9)%	$2.04	$1.68	21.4%
Diluted	$0.76	$1.12	(32.1)%	$2.03	$1.67	21.6%
Weighted average shares outstanding:
Basic	43.0	42.9	0.2%	43.0	42.9	0.2%
Diluted	43.3	43.2	0.2%	43.3	43.2	0.2%

NMF - Not meaningful, pp - percentage points

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended June 30,		Six months ended June 30,
(in millions)	2021	2020	2021	2020
Operating activities
Consolidated net income	$32.9	$48.2	$87.8	$72.1
Adjustments to reconcile consolidated net income to net cash flows from operating activities	66.0	39.9	110.6	93.6
Changes in operating assets and liabilities, net	28.3	39.5	(7.0)	10.6
Cash provided by operating activities	127.2	127.6	191.4	176.3
Investing activities
Capital expenditures	(18.7)	(17.0)	(41.4)	(32.1)
Acquisitions, net of cash acquired	—	(11.0)	—	(15.5)
Purchases of equity method investments	(9.3)	(6.0)	(14.5)	(6.5)
Other, net	(7.8)	(3.7)	(13.3)	(3.1)
Cash used for investing activities	(35.8)	(37.7)	(69.2)	(57.2)
Financing activities
Common shares repurchased	—	—	—	(20.0)
Dividends paid	(13.5)	(12.8)	(27.0)	(25.7)
Repayments of long-term debt	(30.0)	(42.8)	(75.0)	(80.6)
Proceeds from long-term debt	—	—	—	55.0
Payment for acquisition-related earn-outs	(34.4)	—	(34.4)	—
Other, net	(11.4)	(8.1)	(18.9)	(19.3)
Cash used for financing activities	(89.3)	(63.7)	(155.3)	(90.6)
Effect of exchange rate changes on cash and cash equivalents	1.9	5.0	(1.8)	(8.9)
Net decrease in cash and cash equivalents	4.0	31.2	(34.9)	19.6
Cash and cash equivalents-beginning of period	383.6	322.5	422.5	334.1
Cash and cash equivalents-end of period	$387.6	$353.7	$387.6	$353.7

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	As of June 30,	As of December 31,
(in millions)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$387.6	$422.5
Investments	61.4	41.7
Accounts receivable, net	231.0	205.1
Income tax receivable, net	14.4	2.2
Other current assets	64.8	58.5
Total current assets	759.2	730.0

Property, equipment, and capitalized software, net	157.8	155.1
Operating lease assets	136.9	147.7
Investments in unconsolidated entities	47.4	32.6
Goodwill	1,208.7	1,205.0
Intangible assets, net	353.0	380.1
Deferred tax asset, net	12.4	12.6
Other assets	36.6	32.9
Total assets	$2,712.0	$2,696.0

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$55.8	$64.5
Accrued compensation	185.1	169.2
Deferred revenue	378.8	306.8
Operating lease liabilities	35.0	39.9
Contingent consideration liability	18.2	35.0
Other current liabilities	12.2	11.1
Total current liabilities	685.1	626.5

Operating lease liabilities	128.2	137.7
Accrued compensation	14.6	35.1
Deferred tax liability, net	107.4	108.9
Long-term debt	374.3	449.1
Other long-term liabilities	52.6	67.3
Total liabilities	1,362.2	1,424.6
Total equity	1,349.8	1,271.4
Total liabilities and equity	$2,712.0	$2,696.0

Morningstar, Inc. and Subsidiaries

Supplemental Data (Unaudited)

	Three months ended June 30,				Six months ended June 30,
(in millions)	2021	2020	Change	Organic (1)	2021	2020	Change	Organic (1)
Revenue by type
License-based (2)	$277.2	$221.1	25.4%	13.3%	$543.3	$437.1	24.3%	12.7%
Asset-based (3)	64.8	51.8	25.1%	23.0%	126.2	109.0	15.8%	14.0%
Transaction-based (4)	73.4	55.0	33.5%	24.6%	138.7	105.8	31.1%	24.7%

Key product area revenue
PitchBook	$68.3	$48.0	42.3%	42.3%	$129.9	$93.3	39.2%	39.2%
DBRS Morningstar (5)	65.4	49.7	31.6%	22.3%	124.7	96.4	29.4%	22.9%
Morningstar Data	60.3	53.3	13.1%	7.6%	119.1	104.7	13.8%	8.9%
Morningstar Direct	43.2	38.7	11.6%	7.2%	85.3	77.0	10.8%	7.0%
Investment Management (6)	31.0	27.3	13.6%	10.6%	60.4	57.8	4.5%	1.8%
Workplace Solutions	25.5	19.7	29.4%	29.4%	50.7	40.9	24.0%	24.0%
Morningstar Advisor Workstation	22.9	21.2	8.0%	7.2%	45.7	43.0	6.3%	5.5%

	As of June 30,
	2021	2020		Change
Select business metrics
Morningstar Direct licenses	16,919	16,148		4.8%
PitchBook Platform licenses	64,183	45,039		42.5%
Advisor Workstation clients (U.S. and Canada)	233	249	(7)	(6.4)%
Morningstar.com Premium Membership subscriptions (U.S.)	117,111	113,683		3.0%

	As of June 30,
Assets under management and advisement (approximate) ($bil)	2021	2020		Change
Workplace Solutions
Managed Accounts	$105.1	$76.9		36.7%
Fiduciary Services	58.1	48.8		19.1%
Custom Models/CIT	38.8	33.1	(8)	17.2%
Workplace Solutions (total)	$202.0	$158.8		27.2%
Investment Management
Morningstar Managed Portfolios	$30.2	$25.5		18.4%
Institutional Asset Management	12.0	15.5		(22.6	)% (9)
Asset Allocation Services	7.1	5.8		22.4%
Investment Management (total)	$49.3	$46.8		5.3%

Asset value linked to Morningstar Indexes ($bil)	$136.2	$62.0		119.7%

	Three months ended June 30,				Six months ended June 30,
	2021	2020		Change	2021	2020		Change
Average assets under management and advisement ($bil)	$247.4	$192.2	(8)	28.7%	$240.6	$205.6	(8)	17.0%

(1) Organic revenue excludes acquisitions, divestitures, the adoption of new accounting standards, and the effect of foreign currency translations.

(2) License-based revenue includes PitchBook, Morningstar Data, Morningstar Direct, Morningstar Advisor Workstation, Sustainalytics, and other similar products.

(3) Asset-based revenue includes Investment Management, Workplace Solutions, and Morningstar Indexes.

(4) Transaction-based revenue includes DBRS Morningstar, Internet advertising, and Morningstar-sponsored conferences.

(5)  For the three and six months ended June 30, 2021, DBRS Morningstar recurring revenue derived primarily from surveillance, research, and other transaction-related services was 36.2% and 36.5%, respectively. For the three and six months ended June 30, 2020, recurring revenue was 40.5% and 41.1%, respectively.

(6) Investment Management revenue includes the contribution of the Morningstar Funds Trust, which records revenue as well as sub-advisory fees on a gross basis. This contribution represented $5.7 million of revenue in the quarter ended June 30, 2021 versus $4.1 million in the prior-year period. For the first six months of 2021 and 2020, this contribution represented $11.2 million and $8.1 million, respectively.

(7) Revised to reflect updated enterprise client reporting for Advisor Workstation to include clients in Canada.

(8) Revised to include CIT assets in the reporting for this category.

(9) The decline in Institutional Asset Management assets is attributed to the non-renewal of a client contract in the third quarter of 2020.

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)

To supplement Morningstar’s condensed consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission, including:

•	consolidated revenue, excluding acquisitions, divestitures, adoption of new accounting standards, and the effect of foreign currency translations (organic revenue),

•	consolidated operating income, excluding intangible amortization expense and all mergers and acquisitions (M&A)-related expenses (including M&A-related earn-outs) (adjusted operating income),

•	consolidated operating margin, excluding intangible amortization expense and all M&A-related expenses (including M&A-related earn-outs) (adjusted operating margin),

•	consolidated diluted net income per share, excluding intangible amortization expense, all M&A-related expenses (including M&A-related earn-outs), and non-operating gains/losses (adjusted diluted net income per share), and

•	cash provided by or used for operating activities less capital expenditures (free cash flow).

These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents organic revenue because the Company believes this non-GAAP measure helps investors better compare period-over-period results. We exclude revenue from acquired businesses from our organic revenue growth calculation for a period of 12 months after we complete the acquisition. For divestitures, we exclude revenue in the prior-year period for which there is no comparable revenue in the current period. In the third quarter of 2020, Morningstar completed its acquisition of Sustainalytics. The total revenue contribution is excluded from organic revenue growth for Sustainalytics for the first six months of 2021.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar's management team uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended June 30,				Six months ended June 30,
(in millions)	2021	2020	change		2021	2020	change
Reconciliation from consolidated revenue to organic revenue:
Consolidated revenue	$415.4	$327.9	26.7%		$808.2	$651.9	24.0%
Less: acquisitions	(19.0)	—	NMF		(37.3)	—	NMF
Effect of foreign currency translations	(13.6)	—	NMF		(21.9)	—	NMF
Organic revenue	$382.8	$327.9	16.7	%(1)	$749.0	$651.9	14.9	%(1)

Reconciliation from consolidated operating income to adjusted operating income:
Consolidated operating income	$47.2	$61.3	(23.0)%		$114.4	$105.8	8.1%
Add: intangible amortization expense	15.7	13.7	14.6%		31.3	27.7	13.0%
Add: M&A-related expenses	3.4	4.5	(24.4)%		7.2	7.4	(2.7)%
Add: M&A-related earn-outs (2)	30.1	—	NMF		35.8	—	NMF
Adjusted operating income	$96.4	$79.5	21.3%		$188.7	$140.9	33.9%

Reconciliation from consolidated operating margin to adjusted operating margin:
Consolidated operating margin	11.4%	18.7%	(7.3) pp		14.2%	16.2%	(2.0) pp
Add: intangible amortization expense	3.8%	4.2%	(0.4) pp		3.9%	4.2%	(0.3) pp
Add: M&A-related expenses	0.8%	1.4%	(0.6) pp		0.9%	1.1%	(0.2) pp
Add: M&A-related earn-outs (2)	7.2%	—%	7.2 pp		4.4%	—%	4.0 pp
Adjusted operating margin	23.2%	24.3%	(1.1) pp		23.4%	21.5%	1.9 pp

Reconciliation from consolidated diluted net income per share to adjusted diluted net income per share:
Consolidated diluted net income per share	$0.76	$1.12	(32.1)%		$2.03	$1.67	21.6%
Add: intangible amortization expense	0.27	0.23	17.4%		0.53	0.47	12.8%
Add: M&A-related expenses	0.06	0.08	(25.0)%		0.12	0.13	(7.7)%
Add: M&A-related earn-outs (2)	0.67	—	NMF		0.80	—	NMF
Adjusted diluted net income per share	$1.76	$1.43	23.1%		$3.48	$2.27	53.3%

Reconciliation from cash provided by operating activities to free cash flow:
Cash provided by operating activities	$127.2	$127.6	(0.3)%		$191.4	$176.3	8.6%
Capital expenditures	(18.7)	(17.0)	10.0%		(41.4)	(32.1)	29.0%
Free cash flow	$108.5	$110.6	(1.9)%		$150.0	$144.2	4.0%

NMF - Not meaningful, pp - percentage points

(1) Organic revenue for the three months ended June 30, 2021 excludes Sustainalytics and for the six months ended June 30, 2021 excludes Sustainalytics and other M&A.

(2) Reflects the impact of M&A-related earn-outs included in current period operating expense (compensation expense), primarily due to the earn-out for Sustainalytics..

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